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                                                                    EXHIBIT 23.1

                        CONSENT OF DELOITTE & TOUCHE LLP,
                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the incorporation by reference in this Registration Statement of Stratagene Corporation on Form S-8 of our report on the combined financial statements of Stratagene Corporation (formerly "Stratagene Holding Corporation") and subsidiaries and BioCrest Holdings, LLC and subsidiaries (entities under common control and management) (collectively, the "Company") dated April 14, 2004 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 13) and our report on the related combined financial statement schedule dated April 14, 2004, appearing in Registration Statement No. 333-109420 of Stratagene Corporation on Form S-4.

San Diego, California
June 16, 2004